Exhibit 4.4
CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
PDL BIOPHARMA, INC.
PDL BioPharma, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST:    That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by deleting the first paragraph of Article FOURTH thereof in its entirety and replacing such paragraph with the following:
This Corporation is authorized to issue a total of three hundred sixty million (360,000,000) shares of stock in two classes, designated Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of Preferred Stock this Corporation shall have authority to issue is ten million (10,000,000), par value one cent ($0.01) per share, and the total number of shares of Common Stock this Corporation shall have authority to issue is three hundred fifty million (350,000,000), par value one cent ($0.01) per share.
SECOND: That thereafter an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of May 22, 2013.

PDL BIOPHARMA, INC.

By:	/s/ John P. McLaughlin
John P. McLaughlin
President and Chief Executive Officer

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